CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent certified public accountants, I hereby consent to the use of my audit report dated January 4, 1999 (and to all references to me) included in or made a part of the Form 10-SB of Alphatrade.com, formerly Honor One Corporation.

Dated: March 19, 1999

/s/ Barry L. Friedman, P.C.